                            SCHEDULE 14A INFORMATION
                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]    Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]    Definitive Proxy Statement
[ ]    Definitive Additional Materials

[ ]    Soliciting Material Rule 14a-12




                           LOWRANCE ELECTRONICS, INC.

--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]      No fee required.
[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(1)and 0-11.
         (1) Title of each class of securities to which transaction applies:

                  --------------------------------------------------------------
         (2)      Aggregate number of securities to which transaction applies:

                  --------------------------------------------------------------
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

                  --------------------------------------------------------------
         (4)      Proposed maximum aggregate value of transaction:

                  --------------------------------------------------------------
         (5)      Total fee paid:

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
         (1)      Amount Previously Paid:

                  --------------------------------------------------------------
         (2)      Form, Schedule or Registration Statement No.:

                  --------------------------------------------------------------
         (3)      Filing Party:

                  --------------------------------------------------------------
         (4)      Date Filed:

                  --------------------------------------------------------------

                           LOWRANCE ELECTRONICS, INC.
                             12000 East Skelly Drive
                           Tulsa, Oklahoma 74128-2486


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD DECEMBER 14, 2004

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Lowrance Electronics, Inc., a Delaware corporation (the "Company"), will be held in the Vienna Room of the Renaissance Tulsa Hotel & Convention Center, 6808 South 107th East Avenue, Tulsa, Oklahoma, on Tuesday, December 14, 2004, at 10:00 a.m., local time, to consider and vote upon the following matters described in the accompanying Proxy Statement:

         (1) The election of four (4) directors for a one (1) year term to expire in 2005;

         (2) The ratification of the Board of Directors' selection of Deloitte and Touche LLP as independent public accountants for the Company for its fiscal year 2005;

         (3) The transaction of such other and further business as may be brought before the Annual Meeting or any adjournment or adjournments thereof.

Only Stockholders of record at the close of business on October 21, 2004 are entitled to vote at the meeting or any adjournment or adjournments thereof. Stockholders who do not expect to attend the meeting in person are urged to mark, date, sign, and mail the enclosed Proxy in the enclosed return envelope for which no postage is needed if mailed in the United States.


                                              By Order of the Board of Directors


                                                                 H. Wayne Cooper
                                                                       Secretary

Tulsa, Oklahoma
November 12, 2004



             IF YOU CANNOT BE PRESENT IN PERSON, PLEASE MARK, DATE,
                   AND SIGN THE ENCLOSED PROXY AND MAIL IT AT
                            YOUR EARLIEST CONVENIENCE

                           LOWRANCE ELECTRONICS, INC.
                             12000 East Skelly Drive
                           Tulsa, Oklahoma 74128-2486

                                 PROXY STATEMENT

                         Annual Meeting of Stockholders
                                December 14, 2004

The enclosed form of Proxy is solicited by the Board of Directors of Lowrance Electronics, Inc., (the "Company") for use at the Annual Meeting of Stockholders ("Annual Meeting") to be held in the Vienna Room of the Renaissance Tulsa Hotel & Convention Center, 6808 South 107th East Avenue, Tulsa, Oklahoma, on Tuesday, December 14, 2004, at 10:00 a.m., local time.

This Proxy Statement and the Proxy were first mailed to Stockholders on or about November 12, 2004 and are furnished in connection with the solicitation of Proxies by the Board of Directors of the Company. A copy of the Company's Annual Report to Shareholders for the fiscal year ended July 31, 2004 is being furnished with this Proxy Statement. This Proxy solicitation is by mail and at the expense of the Company. It may be that further solicitation of Proxies will be made by telephone or oral communication. All such further solicitation will be at the expense of the Company and may be conducted by employees of the Company who will not receive additional compensation for such solicitation.

                                     VOTING

Only Stockholders of record at the close of business on October 21, 2004 will be entitled to vote at the Annual Meeting. On October 21, 2004, there were outstanding 5,135,516 shares of Common Stock, par value $0.10 per share, all of which will be entitled to vote at the Annual Meeting. Each Share of Common Stock is entitled to one vote, with no right of cumulative voting. The Company has no other voting securities outstanding.

Shares represented by Proxies received by the Board of Directors will be voted at the Annual Meeting in accordance with the specifications made thereon by the Stockholders, unless authority to do so is withheld. If no specification is made, the Proxy will be voted in favor of the proposals referred to therein and herein.

Any Stockholder giving a Proxy has the power to revoke it at any time before it is voted, and revocation may be made by letter, notice in writing, or telegram addressed to H. Wayne Cooper, Corporate Secretary, Lowrance Electronics, Inc., 12000 East Skelly Drive, Tulsa, Oklahoma, 74128-2486, or by attendance at the meeting and voting his or her shares in person. Each Proxy, unless previously revoked, will be voted at the meeting.

The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting shall constitute a quorum for the transaction of business. A quorum being present, all proposals to be voted on at the Annual Meeting will be decided by a majority vote of the shares present, in person or by proxy, certified by inspectors of election, unless the proposal relates to matters on which more than a majority vote is required under the Company's Certificate of Incorporation, its Bylaws, or the laws of the State of Delaware, under whose laws the Company is incorporated.

                    RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors of the Company recommends a vote FOR the nominees named below for election as director and, FOR ratification of the Board of Directors' selection of Deloitte and Touche LLP as independent registered public accounting firm for the Company for its fiscal year 2005.

                              ELECTION OF DIRECTORS

Under the Company's existing Certificate of Incorporation, all directors of the Company stand for election annually and serve until their successors are duly elected and qualified.

The persons designated by the Board of Directors as proxies in the accompanying Proxy intend to vote, unless otherwise instructed in such Proxy, for the election of all directors. Should any director become unable for any reason to stand for election as a director of the Company, it is the intention of the persons named in the Proxy to vote for the election of such other person as the Nominating Committee may nominate or the Board of Directors may recommend to replace that director. The Company knows of no reason why the current directors will be unavailable or unable to serve.

                              STANDING FOR ELECTION

DARRELL J. LOWRANCE. Mr. Lowrance, age 66, a founder of the Company, has been with the Company since its formation in 1957. He currently serves as President and Chief Executive Officer and a Director of the Company, positions he has held since 1964 and is active in the day to day operations of the Company. During 1983 and 1984, Mr. Lowrance served as President of the American Fishing Tackle Manufacturer's Association (AFTMA). In July 1988, Mr. Lowrance returned to the Board of Directors of AFTMA, a position he previously held from 1978 through 1986. Additionally, in April 1989, Mr. Lowrance was elected as a director of the National Association of Marine Products and Services.

GEORGE W. JONES. Mr. Jones, age 66, has been a director since April 2001. Mr. Jones is a retired Vice President for The Equitable of New York, a national financial services provider. He holds the designation of Chartered Financial Consultant awarded by the Society of Financial Service Professionals.

M. WAYNE WILLIAMS. Mr. Williams, age 67, a retired CPA, has been a director since August 2002. He was employed by Electronic Data Systems (EDS) from 1976 until his retirement in 1996. While at EDS, he was responsible for the preparation of company financial statements in accordance with General Accepted Accounting Principles (GAAP), as well as the overview of all Securities and Exchange Commission (SEC) reporting. He was also responsible for statutory, contract, and GAAP reporting for the company's wholly-owned insurance subsidiary. Prior to EDS, he was an audit manager with the accounting firm of Touche Ross & Co., working in audit, tax and consulting.

JASON C. SAUEY. Mr. Sauey, age 43, has served as a director since May 2004. Mr. Sauey has been President of Flambeau, Inc., a proprietary products marketer and contracts plastics manufacturer, since 1992. Mr. Sauey joined Flambeau, Inc. in 1985 as marketing manager and was subsequently promoted to Vice President of Marketing in 1986. In addition, Mr. Sauey is a director of Flambeau, Inc., as well as its parent holding company, The Nordic Group of Companies. Mr. Sauey received his Masters of Business Administration from the University of Chicago School of Business in 1985.

                 BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

The Company's Board of Directors met twelve times during the fiscal year ended July 31, 2004. The Board of Directors has a standing Audit Committee, a standing Compensation Committee and a standing Nominating Committee.

DIRECTOR COMPENSATION

All incumbent directors attended 100% of the aggregate number of meetings of the Board and Committees upon which they sit. Each director receives $12,000 per year compensation and an additional fee of $1,500 for each meeting of the Board of Directors and $750 for each Committee meeting attended. All directors are reimbursed for certain reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors or Committee meetings.

DIRECTOR INDEPENDENCE; EXECUTIVE SESSIONS

The Board is composed of one employee director and three independent directors. The Board has affirmatively determined that each of the following directors is independent (as defined by NASDAQ listing standards): M. Wayne Williams, George
W. Jones, and Jason C. Sauey. All directors who serve on the Audit, Compensation, and Nominating Committees are independent under NASDAQ listing standards. The independent members of our board hold regular executive sessions.

There are no family relationships between any director or executive officer of the Company.

AUDIT COMMITTEE

The Company has a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended ("Exchange Act"). During the Company's 2003 fiscal year, the Audit Committee was composed of M. Wayne Williams (Chairman), George W. Jones, and Jason C. Sauey. The Audit Committee held seven meetings during the Company's 2004 fiscal year and four Executive Sessions with Deloitte and Touche LLP, the Company's independent registered public accounting firm. All members attended the meetings. Each member of the Audit Committee is "independent," as such term is defined in Rule 4200(a)(15) of the National Association of Securities Dealers listing standards. The Audit Committee operates under a written charter adopted by the Audit Committee and approved by the Board of Directors. The Company's Board of Directors has determined that the Company has at least one audit committee financial expert serving on its Audit Committee. M. Wayne Williams, the financial expert, is independent, as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act.

The Audit Committee meets on a scheduled basis with the Company's independent public accountants and is available to meet at the request of the Company's independent public accountants. The Audit committee reviews the Company's accounting policies, internal controls, and other accounting and auditing matters; considers the qualifications and independence of the Company's independent public accountants; makes all decisions regarding the engagement of an independent public accountant; and reviews the letter of engagement and statement of fees relating to the scope of the annual audit and special audit work which may be recommended or required by the independent public accountants. The Audit Committee reviews and discusses the audited financial statements with management, discusses with the Company's independent auditors matters required to be discussed by SAS 61 and makes recommendations to the Board of Directors relating to the Company's audited financial statements. The Audit Committee and the Board of Directors of the Company amended the Charter for the Audit Committee on September 12, 2003.

2004 BOARD AUDIT COMMITTEE REPORT

The members of the 2004 Audit Committee were M. Wayne Williams (Chairman), George W. Jones and Jason C. Sauey. The following is the report of the Audit Committee with respect to the Company's audited financial statements for the fiscal year ended July 31, 2004, included in the Company's Annual Report on Form 10-K. The information contained in this report shall not be deemed to be "soliciting material" or to be "filed" with the

Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act except to the extent that the Company specifically incorporates it by reference in such filing.

The Audit Committee has reviewed and discussed the Company's audited financial statements with management. The Audit Committee has discussed with Deloitte & Touche LLP, the Company's independent registered public accounting firm, the matters required to be discussed by SAS 61 (Codification of Statements on Accounting Standards) which includes, among other items, matters related to the conduct of the audit of the Company's financial statements.

The Audit Committee has also received the written disclosures and the letter from Deloitte and Touche LLP required by the Independence Standards Board's Standard No. 1 (which relates to the accountant's independence from the Company and its related entities) and has discussed with Deloitte and Touche LLP their independence from the Company.

The Audit Committee regularly reviews the independence of the Company's accountants with respect to the rendition of non-audit services to determine that such services are compatible and do not affect the accountant's independence.

Based on the review and discussions referred to above, the 2004 Audit Committee recommended to the Company's Board that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 2004.

                                                           2004 AUDIT COMMITTEE:
                                                     M. Wayne Williams, Chairman
                                                                 George W. Jones
                                                                  Jason C. Sauey


COMPENSATION COMMITTEE

During the Company's 2004 fiscal year, the Compensation Committee was composed of George W. Jones (Chairman), M. Wayne Williams, and Jason C. Sauey. Each member of this Committee is an independent director under applicable NASDAQ listing standards. The Compensation Committee held three meetings during the Company's 2004 fiscal year at which all members attended. The Committee reviews the nature and amount of compensation of the officers of the Company and recommends changes with respect thereto, including the Company's Executive Bonus Plan and the 2001 Stock Option Plan.

NOMINATING COMMITTEE; DIRECTOR NOMINATION PROCESS

During the Company's 2004 fiscal year, the Nominating Committee was composed of George W. Jones, M. Wayne Williams, and Jason C. Sauey. Each member of this Committee is an independent director under applicable NASDAQ listing standards. Darrell J. Lowrance was also a member of the Nominating Committee until his resignation from the committee effective September 16, 2004. This committee held one meeting during the last fiscal year. The Nominating Committee identifies and submits for approval to the Board of Directors individuals qualified to serve as members of our Board of Directors. The Nominating Committee also submits director nominees for our annual meeting of stockholders to the Board of Directors for their approval.

The Company's current Bylaws address the Company's nomination process. The Nominating Committee believes that as a result of the provisions in the Bylaws, any separate policy by the Committee would be duplicative. Accordingly, the Nominating Committee does not have a written charter. The Nominating Committee identifies potential director candidates through a variety of means, including recommendations from members of the Committee or the Board, suggestions from Company management and employees, and shareholder recommendations.

With respect to the Nominating Committee's evaluation of director nominee candidates, the Committee considers the guidelines set forth in the Bylaws relating to a candidate's competition with the Company. Beyond these guidelines, the Committee has no formal requirements or minimum standards for the individuals that it nominates. Rather, the Committee considers each candidate on his or her own merits. In evaluating a candidate, the Nominating Committee considers such relevant factors as it deems appropriate, including, but not limited to, strength of character, mature judgment, industry knowledge, career experience, educational and professional background, financial expertise, diversity, the extent to which a candidate would fill a present need on the Board, and the ability of a candidate to devote time and effort necessary to fulfill his or her responsibilities as a Director. At least one member of the Board of Directors must meet the criteria for an "audit committee financial expert" as defined by SEC rules, and a majority of the members of the Board of Directors should meet the definition of "independent director" under the NASDAQ rules. The Nominating Committee also believes it is appropriate for the CEO to participate as a member of the Board of Directors.

In considering re-nomination of an incumbent director, the Nominating Committee reviews the director's overall service to the Company during his or her term, including the number of meetings attended, level of participation, and quality of performance, as well as any special skills or diversity that such director brings to the Board.

The Nominating Committee reviews each candidate's qualifications, including whether a candidate possesses any of the qualities and skills desirable in certain members of the board of directors. Evaluations of candidates generally involve a review of background materials, internal discussions, and interviews with selected candidates as appropriate. Upon selection of an appropriate candidate, the Nominating Committee recommends the candidate for consideration by the full Board of Directors.

The Nominating Committee will consider director candidates recommended by stockholders in addition to director candidates nominated by a stockholder in accordance with the Company's Bylaws. The Committee will evaluate candidates recommended or nominated by shareholders in the same manner as and pursuant to the same qualification criteria by which it considers all other nominees.

Stockholders who wish to recommend candidates for consideration by the Nominating Committee may do so by submitting a written recommendation to the Secretary of the Company at the following address: H. Wayne Cooper, Corporate Secretary, Lowrance Electronics, Inc., 12000 East Skelly Drive, Tulsa, Oklahoma 74128-2486. As a prerequisite to consideration, each recommendation must be accompanied by biographical material of the proposed candidate, fully disclosing the candidate's qualifications and demonstrated sound business judgment, as well as an indication that the proposed candidate would be willing to serve as a director, if elected.

Stockholders who wish to nominate (rather than simply recommend) a candidate for election at the Company's annual meeting must follow the notice procedures and provide the information required by the Company's Bylaws. A shareholder nomination should be submitted in writing to the Secretary of the Company at the following address: H. Wayne Cooper, Corporate Secretary, Lowrance Electronics, Inc., 12000 East Skelly Drive, Tulsa, Oklahoma 74128-2486. In order for a candidate recommended by a Stockholder to be considered as a nominee at the Annual Meeting to be held in 2005, the nomination must be received by the Secretary of the Company by August 5, 2005. If the Board of Directors determines that a director nomination was not made in accordance with the Bylaws, the Company may disregard such nomination. You can obtain a copy of the Bylaw provisions by sending a written request to the Secretary of the Company.

OTHER BOARD OF DIRECTORS MATTERS

DIRECTOR ATTENDANCE AT ANNUAL MEETING OF SHAREHOLDERS. We encourage each member of the Board of Directors to attend each annual meeting of the shareholders, but we have not adopted a formal policy with respect to such attendance. The Company typically holds a Board of Directors meeting in conjunction with its annual meeting. All of our directors were present at last year's annual meeting.

SHAREHOLDER COMMUNICATIONS WITH DIRECTORS. The Annual Meeting of shareholders provides an opportunity each year for shareholders to ask questions of, or otherwise communicate directly with, members of the Board of Directors on matters relevant to the Company.

A shareholder who wishes to communicate with the Board, any Committee of the Board, the non-management directors as a group, or any individual director may also, at any time, write to that individual or group, c/o H. Wayne Cooper, Corporate Secretary, 12000 East Skelly Drive, Tulsa, Oklahoma 74128-2486. The letter should indicate that it is from a shareholder. The Secretary, or his designee, will review all such correspondence to determine that the substance of the correspondence relates to the duties and responsibilities of the Board or individual Board member before forwarding the correspondence to the intended recipient. The Secretary may choose to disregard communications that are considered to be improper.

                       EXECUTIVE OFFICERS AND COMPENSATION

The executive officers of the Company are as follows:

DARRELL J. LOWRANCE. Mr. Lowrance, age 66, has served as President and Chief Executive Officer since 1964.

RONALD G. WEBER. Mr. Weber, age 60, has served as Executive Vice President since June 2004. Prior therto, Mr. Weber was the Executive Vice President of Engineering and Manufacturing from July 2000 until June 2004; Executive Vice President of Technologies and Engineering from December 1993 until July 2000; Senior Vice President of Engineering from September 1980 until December 1993; and Vice President of Engineering from March 1979 until September 1980.

DAVID A. CRAIG. Mr. Craig, age 40, has served as Senior Vice President of Engineering and Manufacturing since June 2004. Prior thereto, Mr. Craig was the Engineering Manager of Project Engineering and Component Evaluation since July 2002. From October of 1999 until July 2002, Mr. Craig was employed by WorldCom as a Senior Engineer. Mr. Craig joined Lowrance in June 1992 and was a Senior Design Engineer/Project Engineer when he joined WorldCom in October 1999.

LARRY B. TOERING. Mr. Toering, age 43, has served as Senior Vice President of Sales and Marketing since June 2004. Mr. Toering was the Director of Aviation Product Sales from April 2003 through June 2004 and was North American Sales Manager from June 1997 through November 1999. From November 1999 through June 2004, Mr. Toering was also a captain with American Airlines.

MARK C. MCQUOWN. Mr. McQuown, age 52, has served as Vice President of Sales since February 2000. Prior thereto, Mr. McQuown was Director of Sales from August 1997 to February 2000. Mr. McQuown joined the Company in June 1984 as a Zone Sales Manager and was subsequently promoted to Regional Sales Manager in June 1988, Director of International Sales in February 1995 and Director of International, Government and Industrial Sales in June 1996.

BOB G. CALLAWAY. Mr. Callaway, age 62, has served as Vice President of Marketing since March 2000. Mr. Callaway joined Lowrance in August 1987 as Manager of Video Communications and was promoted to Director of Video Communications in October 1993. He subsequently joined Addvantage Media as Vice President-Field Service Group in March 1997. He worked as a freelance marketing consultant from October 1998 and in July 1999 joined T.D. Williamson as Manager of Marketing Resources before returning to Lowrance in March 2000.

JANE M. KAISER. Ms. Kaiser, age 44, has served as Vice President of Customer Operations since February 2000. Prior thereto, Ms. Kaiser was Director of Customer/Sales Service from August 1997 to February 2000. Ms. Kaiser originally joined the Company in May 1995 as Cost Productivity Analyst and was subsequently promoted to Director of Cost Productivity in December 1995. Prior to joining the Company, Ms. Kaiser was employed by Kimberly-Clark for nine years. Ms. Kaiser holds an MBA from Oklahoma State University and a CPA from the state of Illinois.

DOUGLAS J. TOWNSDIN. Mr. Townsdin, age 41, has served as Vice President of Finance and Chief Financial Officer since March 2000. Prior thereto, Mr. Townsdin was a Senior Manager with Arthur Andersen LLP from 1990 to March 2000.

All officers of the Company are elected annually at an organizational meeting of the Board of Directors immediately following the annual meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company believes that during the fiscal year ended July 31, 2004, its directors and executive officers timely filed all reports due under Section 16(a) of the Exchange Act.

SUMMARY COMPENSATION TABLE

The following table sets forth the aggregate cash compensation earned by the executive officers listed (the "Named Executive Officers") for services rendered in all capacities to the Company for the fiscal years ended July 31, 2004, 2003 and 2002.

                                                                 (1)              (2)              (3)         (4)
                                                                              OTHER ANNUAL     SECURITIES
    NAME OF INDIVIDUAL/PRINCIPAL       YEAR      SALARY         BONUS         COMPENSATION     UNDERLYING      ALL
              POSITION                                                                          OPTIONS/      OTHER
                                                                                                  SARS
                                                  ($)            ($)              ($)             (#'S)        ($)
------------------------------------- -------- ----------- ---------------- ----------------- -------------- ---------
Darrell J. Lowrance                      2004     441,100          373,800                 -          -        43,300
President and Chief                      2003     429,200          304,700                 -          -        29,900
Executive Officer                        2002     429,200          193,100                 -          -        31,000

Ronald G. Weber                          2004     259,800          120,000                 -          -        11,800
Executive Vice President                 2003     253,700          118,000                 -          -        11,600
                                         2002     251,100           50,700                 -     34,453 (5)    12,400
                                                                                                115,547 (6)

David A. Craig                           2004      88,000            8,200                 -          -         2,600
Senior Vice President of                 2003      78,500                -                 -          -             -
Engineering and Manufacturing            2002       1,400                -                 -          -             -

Larry B. Toering                         2004      91,000            8,200                 -          -         1,400
Senior Vice President of                 2003      12,500                -                 -          -             -
Sales and Marketing                      2002           -                -                 -          -             -

Mark C. McQuown                          2004     163,400           75,200                 -          -        12,000
Vice President of Sales                  2003     159,000           74,000                 -          -        11,600
                                         2002     159,000           31,800                 -     25,000 (5)     9,900

Bob G. Callaway                          2004     160,000           73,700                 -          -        10,700
Vice President of Marketing              2003     155,700           72,400                 -          -        11,000
                                         2002     155,700           31,100                 -     25,000 (5)     8,800

Jane M. Kaiser                           2004     154,200           71,000                 -          -        10,800
Vice President of Customer               2003     150,000           69,700                 -          -        10,600
Operations                               2002     148,300           30,000                 -     25,000 (5)     8,800

Douglas J. Townsdin                      2004     160,500           74,000                 -          -        12,000
Vice President of Finance                2003     156,200           72,600                 -          -        11,600
Chief Financial Officer                  2002     156,200           31,200                 -     25,000 (5)     8,600

(1) The Company's Executive Bonus Plan for fiscal year 2004 provided for a performance bonus pool measured entirely on the basis of the Company's pretax, prebonus earnings compared to targeted pretax, prebonus earnings. This bonus pool was to be divided, based on certain predetermined percentages, between the Company's President and its Vice Presidents. In order to earn any performance bonus, it was necessary for pretax, prebonus income to exceed $3.8 million, which the Company achieved and, accordingly, performance bonuses of approximately $595,000 were paid. The Executive Bonus Plan for fiscal year 2004 also provided for discretionary bonuses for executive officers. The discretionary bonuses for the executive officers, except the President, are granted at the recommendation of the President on the basis of individual performance not to exceed 15% of their respective salaries. The discretionary bonus for the President is granted by the Compensation Committee of the Board of Directors, not to exceed 15% of his salary. The President and the Compensation Committee of the Board of Directors did exercise their right to recommend discretionary bonuses for executive officers of the Company. Accordingly, discretionary bonuses of approximately $209,000 were paid. In accordance with the plan provisions, the bonuses for David A. Craig and Larry B. Toering were pro-rated based upon the number of days each individual was employed as an officer during Fiscal 2004, divided by 365 days.

(2) The remuneration described in other annual compensation includes the cost to the Company of benefits furnished to the executive officers, including premiums for life and health insurance, personal use of Company automobiles or automobile allowances and other personal benefits provided to such individuals that are extended in connection with the conduct of the Company's business. Reported amounts represent what the executive officers received in other compensation in excess of 10% of such officer's cash compensation in the form of salary and bonus or in excess of $50,000.

(3) Refer to the description below for a complete discussion of the stock options that the Board of Directors awarded under the 2001 Stock Option Plan, contingent upon Shareholder approval. Such shareholder approval was given on December 11, 2001. The description below also discusses the impact of the Company's September 16, 2004 secondary public offering on the outstanding stock options.

(4) Other compensation resulted from contributions to the Lowrance Savings Plan and Trust on behalf of the listed executive officers. Also included are director's fees of $31,500, $18,000, and $20,000 paid to Mr. Lowrance and $0, $0, and $2,000 paid to Mr. Weber in 2004, 2003 and 2002, respectively.

(5) Incentive stock options awarded under the 2001 Stock Option Plan. Refer to the description below for a complete discussion of this plan. The description below also discusses the impact of the Company's September 16, 2004 secondary public offering on the outstanding stock options.

(6) Non-qualified stock options awarded under the 2001 Stock Option Plan. Refer to the description below for a complete discussion of this plan. The description below also discusses the impact of the Company's September 16, 2004 secondary public offering on the outstanding stock options.

EMPLOYEE CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

EMPLOYMENT AND SEVERANCE ARRANGEMENTS. The Company has entered into amended employment agreements (the "Amended Employment Agreements") with Bob G. Callaway, Mark C. McQuown, Douglas J. Townsdin and Jane M. Kaiser. The summary of such Amended Employment Agreements contained herein does not purport to be complete and is qualified in its entirety by reference to the Amended Employment Agreements which were filed as Exhibits 10.49 through 10.52 to the Company's April 30, 2004 Quarterly Report on Form 10-Q. The term of the Amended Employment Agreements runs for a period of 12 months. Under the terms of the Employment Agreements, if the employment of any executive is terminated other than for "cause" (as defined therein), then each such executive would be entitled to payment of their salary in accordance with the Company's standard payroll practices for the remainder of the term of the agreement or a period of twelve months, whichever is longer. If the employment of the executive is terminated upon a change of control of the Company (as defined therein), then each such executive would be entitled to a lump sum payment equal to 24 months of their salary. As of July 31, 2004, the maximum aggregate amount of cash benefits payable to each executive would be $331,000 for Mark C. McQuown, $325,000 for Douglas J. Townsdin, $324,000 for Bob G. Callaway and $312,000 for Jane M. Kaiser.

STOCK OPTION PLANS. On July 2, 2001, the Company adopted the 2001 Stock Option Plan which provides for a maximum of 300,000 common shares available for issue. The Plan provides for incentive stock options, non-qualified stock options and stock appreciation rights and is designed to serve as an incentive for attracting and retaining qualified, competent employees and directors. Depending upon the type of option, the options and stock appreciation rights granted cannot have terms greater than ten years and six months. The plan requires incentive stock options to be granted at an option price of not less than 100% of the fair market value of the Company's Common Stock at the date of grant. The plan is administered by the Compensation Committee and was approved by the shareholders at the Annual Meeting held December 11, 2001. As of July 31, 2004, seven persons were eligible for consideration to receive options under the 2001 Stock Option Plan.

On July 25, 2001, the Compensation Committee recommended and the Board of Directors approved that a total of 134,453 incentive stock options be granted and 115,547 non-qualified stock options be granted under the 2001 Stock Option Plan, all at an exercise price of $2.67, the fair market value on the date of grant. Under the terms of the Stock Option Agreements signed by each of the five persons to whom options were granted, their respective options may be exercised in whole or in part only upon or after the first to occur of the following events: (i) the occurrence of any transaction by which Darrell J. Lowrance sells 50% of the shares he then owns directly in a private placement, registered public offering or through Rule 144 sales; (ii) upon the sale by the Company of all or substantially all of the Company's assets and operations to a third party; or (iii) on or after July 24, 2010.

On September 16, 2004, the Company completed a secondary stock offering in which Darrell J. Lowrance sold over 50% of the shares he owned directly. Accordingly, all the options became exercisable. All option holders exercised and sold a portion of their options in the secondary offering. On September 23, 2004, Jane
M. Kaiser and Douglas J. Townsdin exercised their remaining options. On September 29, 2004, in connection with the secondary stock offering underwriter's exercise of its over-allotment option, Ronald G. Weber, Bob G. Callaway and Mark C. McQuown exercised and sold a portion of their remaining unexercised options. On October 5, 2004, Bob G. Callaway and Mark C. McQuown exercised their remaining options. On October 20, 2004, Ronald G. Weber exercised his remaining options.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

The following table sets forth information concerning the exercise of stock options during fiscal 2004 by each of the named executive officers and the fiscal year-end value of unexercised options.

                            Shares                    Exercisable Number of securities           Value of unexercised
                          acquired on                underlying unexercised options/SARS      in-the-money option/SARs at
        Name               exercise   Value realized         at July 31, 2004                        July 31, 2004
                                                     -----------------------------------      ----------------------------
                                                      Exercisable      Unexercisable          Exercisable  Unexercisable
--------------------------------------------------------------------------------------------------------------------------
                              (#)          ($)            (#)               (#)                   ($)           ($)
--------------------------------------------------------------------------------------------------------------------------
Darrell J. Lowrance                  -             -              -                    -                 -              -
Ronald G. Weber                      -             -              -               34,453  (1)            -        841,342
                                     -             -              -              115,547  (2)            -      2,821,658
David A. Craig                       -             -              -                    -                 -              -
Larry B. Toering                     -             -              -                    -                 -              -
Bob G. Callaway                      -             -              -               25,000  (1)            -        610,500
Jane M. Kaiser                       -             -              -               25,000  (1)            -        610,500
Mark C. McQuown                      -             -              -               25,000  (1)            -        610,500
Douglas J. Townsdin                  -             -              -               25,000  (1)            -        610,500
--------------------------------------------------------------------------------------------------------------------------

(1) Incentive Stock Options
(2) Non-Qualified Stock Options

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of July 31, 2004, with respect to the Company's equity compensation plans. It describes the stock options issued under the 2001 Stock Option Plan, which is the only existing equity compensation plan approved by shareholders. The Company has no other equity compensation plans not approved by shareholders.

                                  (a)                       (b)                              (c)
---------------------------------------------------------------------------------------------------------------------
    Plan Category     Number of securities to be      Weighted average     Number of securities remaining available
                        issued upon exercise of      exercise price of         for future issuance under equity
                         outstanding options,       outstanding options,   compensation plans (excluding securities
                          warrants and rights       warrants and rights            reflected in column (a))
---------------------------------------------------------------------------------------------------------------------
Equity compensation
plans approved by
security holders                           250,000                   $2.67                                    50,000
---------------------------------------------------------------------------------------------------------------------
Equity compensation                              -                       -                                         -
plans not approved
by security holders
---------------------------------------------------------------------------------------------------------------------
Total                                      250,000                   $2.67                                    50,000
---------------------------------------------------------------------------------------------------------------------


RETIREMENT PLAN

The Lowrance Savings Plan and Trust (the "Retirement Plan") requires the Company to contribute to the Retirement Plan up to 6% of each participant's salary annually. Participants include all U.S. employees of the Company, including executive officers, who have completed one year of employment with at least 1,000 hours of service. The Company makes a fixed contribution of 3% of each participant's salary. In addition, if an employee makes voluntary contributions, the Company will make additional contributions equal to 50% of each dollar contributed by the employee, not to exceed 3% of the employee's compensation. Each participant's interest in the Company's contributions vests fully over a period of seven years. Generally, a participant's interest in the Company's contributions may be withdrawn only upon termination or in certain hardship situations.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The members of the Compensation Committee are Mr. George W. Jones, Chairman, Mr.
M. Wayne Williams and Mr. Jason C. Sauey. Each member of the Committee is a non-employee director.

In determining the compensation payable to the Company's executive officers, it is the basic philosophy of the Committee that the total annual compensation for these individuals should be at a level which is competitive with the marketplace in companies of similar size for positions of similar scope and responsibility. In determining the appropriateness of compensation levels, the Committee annually reviews the Company's compensation policies and compensation information/surveys, which provide a comparison of the fixed and variable portions of the executive officer's compensation.

The key elements of the total annual compensation for executive officers consists of a base salary and variable compensation in the form of annual bonus and stock options. The base salaries are generally set based upon the information referenced above. Annual bonuses typically consist of two components, a performance bonus based entirely on the basis of the Company's pretax, prebonus earnings and a discretionary bonus on the basis of individual performance.

The committee determines the Chief Executive Officer's base pay by considering the base pay of comparable Chief Executive Officers. Additional important considerations are the Chief Executive Officer's ability to effectively manage the development and timely delivery of new products in the complex consumer electronics industry.

                                                    2004 COMPENSATION COMMITTEE:
                                                       George W. Jones, Chairman
                                                               M. Wayne Williams
                                                                  Jason C. Sauey


PERFORMANCE GRAPH

The following performance graph reflects the yearly percentage change in the Company's cumulative total Stockholder return on Common Stock as compared with the cumulative total return of the NASDAQ (US) and the NASDAQ Electronic Components Index. All cumulative returns assume reinvestment of dividends and are calculated on a fiscal year basis on July 31 of each year.

                               [GRAPHIC OMITTED]

TOTAL RETURN ANALYSIS
                                   7/31/1999     7/31/2000    7/31/2001     7/31/2002     7/31/2003     7/31/2004
------------------------------------------------------------------------------------------------------------------
LEIX                                 $100.00        $58.59       $47.68        $59.15       $139.47       $437.82
------------------------------------------------------------------------------------------------------------------
NASDAQ Electronic Components         $100.00       $222.79       $82.83        $47.57        $65.05        $66.27
------------------------------------------------------------------------------------------------------------------
NASDAQ U.S.                          $100.00       $142.68       $76.55        $50.60        $66.09        $71.98
------------------------------------------------------------------------------------------------------------------

                             PRINCIPAL STOCKHOLDERS

The following table is based upon filings with the Securities and Exchange Commission as of October 21, 2004, and sets forth as of such date the number and percentages of outstanding shares of the Common Stock beneficially owned by all persons known by the Company to own more than 5% of the Company's Common Stock, by each director of the Company, and by all officers and directors of the Company as a group:

          Name and Address                    Amount and Nature of                         Percentage
         of Beneficial Owner                  Beneficial Ownership                          of Shares
         -------------------                 ---------------------                        -----------

         Darrell J. Lowrance (1)                           758,123 (2)                           14.8%
         12000 East Skelly Drive
         Tulsa, OK  74128-2486

         Ronald G. Weber (4)                                68,709                               1.3%
         12000 East Skelly Drive
         Tulsa, OK  74128-2486

         George W. Jones (3)                                 7,946                                 *
         7607 So. Marion
         Tulsa, OK  74136

         M. Wayne Williams (3)                               9,500                                 *
         2800 Hacienda Ct.
         Plano, TX  75023

         Jason C. Sauey (3)                                      0                                N/A
         15982 Valplast Road
         Middlefield, OH  44062

         David A. Craig (4)                                      0                                N/A
         12000 East Skelly Drive
         Tulsa, OK  74128-2486

         Larry B. Toering (4)                                    0                                N/A
         12000 East Skelly Drive
         Tulsa, OK  74128-2486

         Mark C. McQuown (4)                                 8,704                                 *
         12000 East Skelly Drive
         Tulsa, OK  74128-2486

         Bob G. Callaway (4)                                 8,664                                 *
         12000 East Skelly Drive
         Tulsa, OK  74128-2486

         Jane M. Kaiser (4)                                  8,653                                 *
         12000 East Skelly Drive
         Tulsa, OK  74128-2486

         Douglas J. Townsdin (4)                             8,653                                 *
         12000 East Skelly Drive
         Tulsa, OK  74128

         All directors and                                 878,952 (5)                           17.1%
         officers as a group
         (including those listed
         above, nine persons total)

(1)  Director and Executive Officer.
(2) Includes 324,408 shares held indirectly in an individual retirement account with Mr. Lowrance having the sole voting and investment power, and 3,725 owned indirectly by an immediate family member.
(3)  Director.
(4)  Executive Officer.
(5) All securities owned by officers and directors are owned directly except for 328,133 shares described in note (2) above.
*    Less than 1%

                      RATIFICATION OF SELECTION OF AUDITORS

The Board of Directors, upon recommendation of the Audit Committee, has selected Deloitte and Touche LLP as the independent registered public accounting firm for the Company for its fiscal year 2005, subject to ratification by the Stockholders at the Annual Meeting.

Deloitte and Touche LLP served as independent registered public accounting firm for the Company for its last fiscal year. A representative of Deloitte and Touche LLP will attend the Annual Meeting and have the opportunity to make a statement if the representative desires to do so and will be available to answer appropriate questions.

                     PRINCIPAL ACCOUNTING FEES AND SERVICES

AUDIT FEES
Fees paid to Deloitte and Touche LLP for the audit of the Company's annual financial statements included in the registrant's reports on Form 10-K and review of the financial statements included in the registrant's reports on Form 10-Q were $123,000 during fiscal 2004 and $117,000 during fiscal 2003.

AUDIT-RELATED FEES
There were $102,000 fees paid or payable to Deloitte & Touche LLP for audit-related services in fiscal 2004 related to a secondary offering by the Company. There were no fees paid or payable for audit-related services provided for in fiscal 2003.

TAX FEES
Fees paid to Deloitte & Touche LLP for services rendered for preparation of the Company's state and federal income tax returns, tax compliance, tax advice and tax planning were $15,000 for fiscal 2004 and $22,000 for fiscal 2003.

ALL OTHER FEES
There were no additional fees paid or payable to Deloitte & Touche LLP for any other services provided during fiscal 2004 or 2003, respectively.

AUDIT COMMITTEE'S PRE-APPROVAL POLICIES AND PROCEDURES
The Audit Committee pre-approves all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor on a case-by-case basis, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act, which are approved by the Audit Committee before the completion of the audit. The Audit Committee approved 100% of audit, tax and all other services provided by any audit firms.

No audit work was performed by persons other than the principal accountant's full-time, permanent employees.

                              STOCKHOLDER PROPOSALS

The date by which proposals of Stockholders intended to be presented at the 2005 Annual Meeting of Stockholders must be received by the Company for inclusion in the Company's Proxy Statement and form of Proxy relating to that meeting is August 5, 2005.


                                  OTHER MATTERS

The Board of Directors does not intend to bring any other matters before the Annual Meeting nor does it know of any matters which other persons intend to bring before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named as proxies in the accompanying Proxy will vote thereon in accordance with their best judgment.


It is important that Proxies be returned promptly. Therefore, Stockholders who do not expect to attend the Annual Meeting in person are urged to sign the enclosed Proxy and mail it at their earliest convenience in the enclosed envelope for which no postage is needed if mailed in the United States.

                                     PROXY

                           LOWRANCE ELECTRONICS, INC.

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
               FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
                              ON DECEMBER 14, 2004

The undersigned hereby (a) acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held in the Vienna Room of the Renaissance Tulsa Hotel & Convention Center, 6808 South 107th East Avenue, Tulsa, Oklahoma, on December 14, 2004, at 10:00 a.m., local time, and the Proxy Statement relating thereto and (b) appoints Darrell J. Lowrance and H. Wayne Cooper, or either of them, as proxies and attorneys with several powers of substitution, hereby revoking any prior Proxy, and hereby authorizes them or either of them to represent the undersigned and to vote as designated on the reverse side, all the shares of Common Stock of Lowrance Electronics, Inc. held of record by the undersigned on October 21, 2004, at the Annual Meeting of Stockholders and at any adjournment or adjournments thereof.

    ADDRESS CHANGE/COMMENTS (MARK THE CORRESPONDING BOX ON THE REVERSE SIDE)





--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED.

                                                                Please    [  ]
                                                                Mark Here
                                                                for Address
                                                                Change or
                                                                Comments
                                                                SEE REVERSE SIDE


THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" PROPOSALS
NUMBERED 1 AND 2.

1. ELECTION OF FOUR DIRECTORS FOR A ONE-YEAR TERM.       2. PROPOSAL TO RATIFY THE SELECTION OF DELOITTE AND   FOR  AGAINST  ABSTAIN
   The undersigned directs that this Proxy be voted:        TOUCHE LLP AS INDEPENDENT PUBLIC ACCOUNTANTS       [ ]    [ ]      [ ]
                                                            FOR THE COMPANY FOR ITS FISCAL YEAR 2005. The
                                                            undersigned directs that this Proxy be voted:

FOR   WITHHOLD  FOR ALL  To withhold authority to vote   3. OTHER MATTERS. The undersigned directs that this Proxy be voted in
ALL     ALL     EXCEPT   one or more nominees, mark         such manner as the proxies named herein, or either of them, may direct,
[ ]     [ ]      [ ]     "For All Except" and write the     in their discretion, on any other matter that may properly come before
                         number(s) of the nominee(s) on     the Annual Meeting or any adjournment thereof.
                         the line below.


                         ------------------------------


01 Darrell J. Lowrance
02 George W. Jones
03 M. Wayne Williams
04 Jason C. Sauey                                  I plan to      [ ]
                                                   attend the
                                                   Annual Meeting

                    Please mark, date, and sign exactly as your name appears hereon and return promptly in the enclosed envelope. If shares are held jointly, each shareholder named should sign. If acting as executor, administrator, trustee, guardian, etc., please give your full title. If a corporation or partnership, please sign in the name of the corporation or partnership by an authorized officer or person.

                    Dated
                    ------------------------------------------------------------

                                        Signature of Shareholder

                    ------------------------------------------------------------

                                        Signature of Shareholder

                    ------------------------------------------------------------



                              FOLD AND DETACH HERE